Exhibit 99.2

Gaia Announces Pricing of Public Offering of Class A Common Stock

LOUISVILLE, CO – March 22, 2018 – Gaia, Inc. (NASDAQ: GAIA) (the “Company”), a conscious community and media company, today announced that it has priced its underwritten registered public offering of 2,333,333 shares of its Class A common stock at a price to the public of $15 per share. In addition, the Company granted the underwriters a 30-day option to purchase at the public offering price, less the underwriting discount, up to an additional 350,000 shares of Class A common stock to cover over-allotments, if any. All shares to be sold in the offering will be offered by the Company. The offering is expected to close on March 26, 2018, subject to the satisfaction of customary closing conditions.

In connection with the offering, certain directors and executive officers of the Company agreed to purchase in the aggregate 134,733 shares of Class A common stock in the offering.

The total gross proceeds from the offering are expected to be approximately $35 million. After deducting the underwriters’ discount and other estimated offering expenses payable by the Company, the net proceeds are expected to be approximately $32.3 million. These amounts assume no exercise of the underwriters’ over-allotment option. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

B. Riley FBR, Inc. is acting as the sole book-running manager for the offering. Lake Street Capital Markets will serve as lead manager, and Dougherty & Company will serve as co-manager for the offering. Roth Capital Partners acted as an adviser to the Company.

The shares of Class A common stock described above are being offered by the Company pursuant to a registration statement (File No. 333-213895) filed by the Company with the Securities and Exchange Commission (“SEC”), which has been declared effective. The preliminary prospectus supplement related to the offering and accompanying base prospectus have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the final prospectus supplement, when available, may be obtained from B. Riley FBR, Inc., Attention: Prospectus Department, 1300 17th St. North, Ste. 1300, Arlington, VA 22209, email: prospectuses@brileyfbr.com, telephone: (800) 846-5050.

Before investing, interested parties should read the preliminary prospectus supplement and accompanying base prospectus in the registration statement and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, nor shall there be any sale of the Class A common stock in any jurisdiction in which such offer, solicitation or sale would not be permitted.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in three primary channels—Seeking Truth, Transformation and Yoga—to its 400,000 subscribers in over 170 countries. Over 90% of its 8,000+ titles are available for streaming exclusively on Gaia through most devices connected to the internet and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Investor Contacts:

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

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